As filed with the Securities and Exchange Commission on June 16, 2026

Registration No. 333-284230

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Z Squared Inc.

(Exact name of registrant as specified in its charter)

Delaware	6199	98-1465952
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

550 South Andrews Ave., Suite 700

Fort Lauderdale, Florida 33301

(954) 400-9994

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Halabu, Chief Executive Officer

Z Squared Inc.

550 South Andrews Ave., Suite 700

Fort Lauderdale, Florida 33301

(954) 400-9994

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Morris C. Zarif, Esq.

Zarif Law Group P.C.

808 Springwood Avenue, Suite 110

Asbury Park, NJ 07712

(732) 755-0146

Approximate date of commencement of proposed sale to the public: From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a) of the Securities Act, may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-1 (File No. 333-284230) of Z Squared Inc. (formerly Coeptis Therapeutics Holdings, Inc.), originally filed with the Securities and Exchange Commission (the “SEC”) on January 10, 2025 and declared effective on April 21, 2025 (as amended, the “Original Registration Statement”), which registered the offer and resale from time to time by the selling stockholders named therein of up to 3,919,349 shares of common stock, par value $0.0001 per share (the “Common Stock”).

This Post-Effective Amendment is being filed pursuant to the undertakings in Item 17 of the Original Registration Statement and Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”), to update the prospectus contained in the Original Registration Statement, including to reflect the registrant’s business combination with Z Squared OpCo Inc. completed on April 24, 2026 and the other fundamental changes described herein, and to update the information regarding the Selling Stockholder and the plan of distribution. This Post-Effective Amendment continues the registration of up to 3,819,349 shares of Common Stock registered under the Original Registration Statement, excluding any shares previously sold pursuant to the Original Registration Statement, which previously sold shares are not covered hereby (the shares so continued, the “Shares”), and converts the Original Registration Statement into a registration statement prepared in accordance with General Instruction VII of Form S-1, which permits the registrant, as a smaller reporting company, to incorporate by reference information from its previously and subsequently filed Exchange Act reports.

No additional securities are being registered by this Post-Effective Amendment; all applicable registration fees were paid at the time of original filing, and no additional registration fee is required. The prospectus contained in this Post-Effective Amendment supersedes the prospectus dated April 21, 2025, as supplemented prior to the date hereof. This Post-Effective Amendment will become effective upon such date as the Commission, acting pursuant to Section 8(c) of the Securities Act, may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholder identified in this prospectus may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JUNE 16, 2026

Z SQUARED INC.

Up to 3,819,349 Shares of Common Stock

Offered by the Selling Stockholder

This prospectus relates to the offer and resale from time to time by the Selling Stockholder named in this prospectus (the “Selling Stockholder”) of up to 3,819,349 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Z Squared Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), registered under the Registration Statement of which this prospectus forms a part, less any shares previously sold pursuant to such Registration Statement, which previously sold shares are not covered by this prospectus (the shares so offered, the “Shares”). The Shares consist of: (i) shares of Common Stock issued to YA II PN, LTD., a Cayman Islands exempt limited company (“Yorkville”), and held by Yorkville as of the date of this prospectus, comprising 20,000 shares issued in connection with the execution of the Standby Equity Purchase Agreement, dated November 1, 2024 (the “SEPA”), between the Company (then known as Coeptis Therapeutics Holdings, Inc.) and Yorkville (the “Commitment Shares”), (ii) shares of Common Stock issued to Yorkville pursuant to advances under the SEPA, (iii) shares of Common Stock issued to Yorkville upon conversion of convertible promissory notes, in each case to the extent held by Yorkville as of the date of this prospectus, and (iv) shares of Common Stock that we may issue and sell to Yorkville from time to time pursuant to the SEPA after the date of this prospectus. See “Selling Stockholder.”

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of Shares by the Selling Stockholder. However, we may receive up to $20,000,000 in aggregate gross proceeds from sales of Common Stock that we may elect to make to Yorkville pursuant to the SEPA, less the aggregate amount of any advances made under the SEPA prior to the date of this prospectus. See “Prospectus Summary — The Standby Equity Purchase Agreement” and “Use of Proceeds.”

Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock it acquires or may acquire pursuant to the SEPA. The Selling Stockholder may offer, sell, or distribute all or a portion of their Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses, and fees in connection with the registration of the Shares. The Selling Stockholder will bear all commissions and discounts, if any, attributable to their respective sales of Shares. See “Plan of Distribution.”

This prospectus is contained in Post-Effective Amendment No. 1 to the registration statement on Form S-1 (File No. 333-284230) (as so amended, the “Registration Statement”), which has been prepared in accordance with General Instruction VII of Form S-1, which permits us to incorporate by reference information from our previously filed Exchange Act reports rather than including such information directly in the prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

Our Common Stock is listed on the Nasdaq Global Market under the symbol “ZSQR.” On June 12, 2026, the Nasdaq Official Closing Price of our Common Stock was $10.925 per share.

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to comply with certain reduced public company disclosure requirements applicable to smaller reporting companies. We are not an emerging growth company.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June [●], 2026.

i

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to “Z Squared,” “the Company,” “we,” “us,” and “our” refer to Z Squared Inc., a Delaware corporation, together with its consolidated subsidiaries, including Z Squared OpCo Inc. (formerly Z Squared Inc., a Wyoming corporation) (“OpCo”), as the context requires. When describing historical events or financial information relating to periods prior to the closing of the Business Combination, such terms refer to OpCo as the accounting acquirer. References to “Coeptis” refer to the registrant under its former name, Coeptis Therapeutics Holdings, Inc., prior to the Business Combination.

This prospectus is part of the Registration Statement that we filed with the SEC, under which the Selling Stockholder may, from time to time, sell the securities described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.” This prospectus does not contain all of the information included in the Registration Statement and its exhibits. Statements in this prospectus concerning the contents of any contract or document are not necessarily complete and are qualified in all respects by the filed exhibit.

You should rely only on the information contained in this prospectus, any supplement to this prospectus, any free writing prospectus that we have authorized, and the documents incorporated herein by reference. Neither we nor the Selling Stockholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment, and any applicable prospectus supplement is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our securities. If there is any inconsistency between information in this prospectus and information incorporated by reference from a later-filed document, you should rely on the later-filed document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus forms a part, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies are forward-looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our ability to continue as a going concern and to obtain the financing necessary to fund our operations and growth strategy;

●	our need to raise additional capital, which may not be available on acceptable terms or at all, including under the SEPA;

●	volatility in the prices of Dogecoin, Litecoin, and other digital assets, and in the price of our Common Stock, due to changes in the capital markets, our industry, or our capital structure;

●	our ability to operate our digital asset mining infrastructure profitably, including in periods in which prevailing Dogecoin prices are below our estimated breakeven level, and the effect of changes in network difficulty, hash rate, and energy costs on our mining output and margins;

●	the anticipated performance and useful life of our ASIC mining hardware fleet, the assumptions underlying the valuation of that fleet, and our plans for hardware upgrades or replacement;

●	our ability to execute our strategy to expand into AI, high-density compute, data center, and power generation infrastructure, including our “acquire-and-convert” strategy and our publicly announced goal of developing approximately 100 MW of AI-ready inference capacity over an approximately 18-month period;

●	our ability to execute on our acquisition strategy and integrate acquired businesses and assets successfully, including the proposed acquisition of SkyCore Digital LLC (“SkyCore”), and to consummate the related financing;

●	our dependence on Minting Dome Inc. (“Minting Dome”) as our sole provider of hosting, power, and infrastructure services under our master services agreement, and the effect of any change in, or termination of, that arrangement;

●	risks relating to the custody of our digital assets, including our reliance on third-party custodians;

●	our ability to remediate the material weakness in our internal control over financial reporting and to maintain effective internal control and disclosure controls and procedures;

●	our ability to retain key personnel and effectively manage growth;

●	the effect of future sales of our Common Stock by the Selling Securityholders, including the former members of BSG Series CM, LLC (“BSG”), the lock-up and leak-out restrictions to which those shares are subject, and any effect on us of the pending SEC enforcement action to which BSG, our former principal stockholder, is a party;

●	the dilutive effect of issuances of our Common Stock to Yorkville under the SEPA and the effect of resales of those shares on the market price of our Common Stock;

●	risks associated with the digital asset mining and computing infrastructure industries, including competition, cyclicality, technological change, and concentration;

●	the impact of economic conditions, inflation, and interest rate trends on our operations;

●	the regulatory environment applicable to cryptocurrency mining, computing infrastructure, and power generation in the United States;

●	potential disruptions due to cybersecurity incidents or system failures;

●	risks associated with legal proceedings and compliance obligations;

●	our ability to maintain the listing of our Common Stock on the Nasdaq Global Market; and

●	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors,” and in the documents incorporated by reference herein, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights certain information from this prospectus and the documents incorporated herein by reference. It does not contain all of the information you should consider before investing. You should read this entire prospectus carefully, including “Risk Factors” and the financial statements and related notes incorporated herein by reference.

Z Squared Inc.

Z Squared Inc. (“Z Squared,” the “Company,” “we,” “us,” or “our”) is a computing and digital infrastructure company. Our current operations consist primarily of digital asset mining focused on the generation of Dogecoin (DOGE) and Litecoin (LTC) through merged mining using Scrypt-algorithm ASIC hardware, conducted across six mining facilities located in North Carolina, South Carolina, and Iowa.

We are pursuing a strategic expansion of our business beyond digital asset mining and into artificial intelligence (AI) and high-density compute (HPC) infrastructure, data center development, and power generation. As the initial phase of this strategy, we have publicly announced a goal of developing approximately 100 MW of AI-ready inference capacity over an approximately 18-month period, which we intend to pursue principally through an “acquire-and-convert” strategy of acquiring existing sites and power and infrastructure assets and converting or developing them to support AI, HPC, and data center operations. We have limited or no operating history in these expansion business lines, and there can be no assurance that we will implement this strategy successfully or at all, or that it will achieve the results we anticipate.

Following the completion of the business combination described below (the “Business Combination”) on April 24, 2026, Coeptis Therapeutics Holdings, Inc. (“Coeptis”) changed its corporate name to Z Squared Inc. on April 27, 2026, and our Common Stock began trading on the Nasdaq Global Market under the symbol “ZSQR” on April 27, 2026 (previously trading under the symbol “COEP”). Our principal executive offices are located at 550 South Andrews Ave., Suite 700, Fort Lauderdale, Florida 33301; telephone: (954) 400-9994.

Our mining hardware fleet consists of 9,800 operational ASIC miners, including 8,228 Bitmain Antminer L7 units, 849 Bitmain Antminer L9 units, and 723 ElphaPex DG1+ units, which we acquired from BSG Series CM, LLC, a South Carolina limited liability company (“BSG”), at the closing of the Business Combination on April 24, 2026.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, and we expect to require substantial additional capital to fund the deployment and operation of our mining fleet. See “Risk Factors — Risks Related to Our Financial Condition and Going Concern.”

Our Common Stock is listed on the Nasdaq Global Market under the symbol “ZSQR.” Our principal executive offices are located at 550 South Andrews Ave., Suite 700, Fort Lauderdale, Florida 33301; telephone (954) 400-9994.

The Business Combination

The Merger Agreement and the Merger. On April 25, 2025, Coeptis Therapeutics Holdings, Inc., a Delaware corporation (“Coeptis”), CP Merger Sub, Inc., a Wyoming corporation and wholly-owned direct subsidiary of Coeptis (“Merger Sub”), and Z Squared Inc., a Wyoming corporation, entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, on April 24, 2026 (the “Closing Date”), Merger Sub merged with and into the Wyoming Z Squared entity, which survived as a wholly-owned subsidiary of Coeptis and, pursuant to the articles of merger, changed its name to Z Squared OpCo Inc. (“OpCo”) (the “Business Combination”). On April 27, 2026, Coeptis amended its certificate of incorporation to change its corporate name to Z Squared Inc. (the post-Business Combination public parent company, referred to herein as the “Company,” “we,” “us,” or “our”), and on the same date the trading symbol for our Common Stock on the Nasdaq Global Market changed from “COEP” to “ZSQR.”

Merger Consideration. At the effective time of the Business Combination (the “Effective Time”), the former stockholders of OpCo received, in the aggregate, 43,877,497 shares of our Common Stock, representing the “Applicable Percentage” (as defined in the Merger Agreement) of our issued and outstanding Common Stock, calculated on a fully-diluted basis as provided in the Merger Agreement. The Business Combination was intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Shares Outstanding. Following the Effective Time, we had 51,431,493 shares of Common Stock issued and outstanding.

Accounting Treatment. The Business Combination is accounted for as a reverse merger under U.S. GAAP (ASC 805-40), with OpCo treated as the accounting acquirer for financial reporting purposes. Accordingly, the historical financial statements of OpCo, rather than those of Coeptis, are the historical financial statements of the Company for periods prior to the Business Combination, and our consolidated financial statements following the Business Combination reflect the assets, liabilities, and operations of OpCo, together with the operations of the combined company from the Closing Date. The audited financial statements and related management’s discussion and analysis of OpCo, and the unaudited pro forma condensed combined financial information giving effect to the Business Combination, are incorporated by reference herein from our Current Report on Form 8-K/A. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 reflects Coeptis on a standalone, pre-Business Combination basis and does not consolidate OpCo. As a result of the issuance of our Common Stock in the Business Combination, a change of control of the Company occurred on the Closing Date.

For a more complete description of the Business Combination, our corporate history, and our business operations, see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

The Asset Contribution and the BSG Distribution. In connection with the Business Combination, BSG Series CM, LLC, a South Carolina limited liability company (“BSG”), contributed to OpCo a fleet of 9,800 ASIC miners pursuant to the Amended and Restated Asset-For-Share Exchange Agreement, dated June 24, 2025, between BSG Series CM, LLC and Z Squared Inc., as amended by the First Amendment to the Amended and Restated Asset-For-Share Exchange Agreement, dated February 10, 2026, as further amended by the Second Amendment to the Amended and Restated Asset-For-Share Exchange Agreement, between BSG Series CM, LLC and Z Squared Inc. dated April 23, 2026 (the “AFSA”) in exchange for shares of OpCo common stock. The AFSA ascribed a value of $660,300,000 to the contributed fleet (the “Z Squared Asset Value”). Upon consummation of the Business Combination, the OpCo shares held by BSG were converted into shares of our Common Stock, and immediately following the Closing, BSG held 41,521,276 shares of our Common Stock, representing approximately 80.73% of our then-outstanding Common Stock. The issuance of the shares of our Common Stock to BSG in connection with the Business Combination was registered under the Securities Act on the Company’s Registration Statement on Form S-4 (File No. 333-288329). The shares of our Common Stock offered for resale under this prospectus were subsequently distributed by BSG to its members and are being registered for resale because they are not otherwise freely tradable in the hands of the Selling Securityholders. On April 30, 2026, BSG distributed all of its shares of our Common Stock, pro rata and for no consideration, to its members, following which BSG ceased to beneficially own any shares of our Common Stock and filed Amendment No. 1 to its Schedule 13D on or about May 15, 2026 reflecting the disposition. The shares of our Common Stock distributed by BSG, including certain of the shares being registered for resale under this prospectus, remain subject to the contractual lock-up and leak-out restrictions set forth in the AFSA. Those restrictions generally provide that, subject to specified exceptions: (i) no sales may be made unless the volume-weighted average price of our Common Stock over the preceding 10 trading days exceeds $16.00 per share; (ii) for the 18-month period beginning April 27, 2026, a holder may sell in any calendar month no more than one-eighteenth (1/18th) of the total shares it received; (iii) sales in any calendar month may not exceed 5% of the average daily trading volume of our Common Stock over the preceding 10 trading days; (iv) no short sales of our Common Stock are permitted; and (v) the restrictions terminate if the closing price of our Common Stock exceeds $35.00 per share for two consecutive trading days. See “Selling Securityholders” and “Risk Factors.”

The Spin-Out. On April 15, 2026, in connection with the Business Combination, Coeptis reorganized substantially all of the assets and liabilities of its legacy biopharmaceutical operations (other than its interest in GEAR Therapeutics, Inc. (“GEAR”)) into a newly formed, wholly-owned subsidiary, Coeptis Holdings, Inc. (“CHI”), in exchange for 100% of the equity interests in CHI. Immediately prior to the consummation of the Business Combination, Coeptis declared and effected a one-for-one pro rata distribution of its equity interests in CHI to Coeptis stockholders of record as of January 2, 2026 (the “Spin-Out”). As a result of the Spin-Out, the legacy biopharmaceutical operations are held by CHI and do not form part of our consolidated business following the Business Combination.

GEAR Therapeutics. We retained our subsidiary GEAR following the Business Combination. In consideration for that retention, Coeptis issued 1,000,000 shares of Common Stock to CHI and granted CHI an option to acquire GEAR at its fair market value at the time of exercise. The option becomes exercisable on October 24, 2026 and remains exercisable for 24 months thereafter, with the exercise price payable, at CHI’s election, in cash, in shares of our Common Stock, or a combination thereof.

Board of Directors and Management. On the Closing Date, all directors and executive officers of Coeptis serving prior to the Effective Time resigned, and the directors designated by OpCo were appointed to our board of directors effective upon consummation of the Business Combination. David Halabu was appointed Chief Executive Officer and Brian Cogley was appointed Chief Financial Officer, and Ryan Schadel was appointed Chief Marketing Officer effective April 27, 2026. Our board of directors currently consists of four members: David Halabu, Adam Sohn, Bryan Fuerst, and Kenneth Cooper.

The Standby Equity Purchase Agreement

On November 1, 2024, the Company (then known as Coeptis Therapeutics Holdings, Inc.) entered into the SEPA with Yorkville, pursuant to which the Company has the right, but not the obligation, to sell to Yorkville up to $20,000,000 of shares of Common Stock, subject to the limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. Sales of Common Stock to Yorkville under the SEPA are at the Company’s election by delivery of written notices to Yorkville (each, an “Advance Notice,” and each sale pursuant thereto, an “Advance”). While there is no mandatory minimum amount for any Advance, an Advance may not exceed an amount equal to 100% of the average of the daily traded amount of the Common Stock during the five consecutive trading days immediately preceding the Advance Notice. Shares of Common Stock purchased pursuant to an Advance are purchased at a price equal to 95% of the lowest daily VWAP of the Common Stock during the three consecutive trading days commencing on the date of delivery of the Advance Notice, excluding any trading day on which the daily VWAP is less than a minimum acceptable price specified by the Company in the Advance Notice or on which there is no VWAP. “VWAP” means the daily volume weighted average price of the Common Stock for the applicable trading day on the Nasdaq Stock Market during regular trading hours, as reported by Bloomberg L.P.

As consideration for Yorkville’s commitment to purchase shares of Common Stock under the SEPA, the Company paid Yorkville a structuring fee of $25,000 and a commitment fee equal to 1% of the commitment amount, payable as to (i) 20,000 Commitment Shares issued on the date of the SEPA and (ii) $120,000 in cash or by way of an Advance on the date the Company has first received Advances in the aggregate amount of $5,000,000, which $120,000 payment has not been triggered as of the date of this prospectus. The Company also entered into a Registration Rights Agreement, dated November 1, 2024, with Yorkville, pursuant to which the Company agreed to register the resale of the shares of Common Stock issued or issuable to Yorkville under the SEPA, and the Original Registration Statement was filed in satisfaction of that obligation.

In connection with the SEPA, Yorkville advanced funds to the Company in exchange for a convertible promissory note in the aggregate principal amount of $1,304,758 (the “Yorkville Note”), which accrued interest at 8% per annum and matured on November 1, 2025. The Yorkville Note was satisfied in full during 2025, including through the issuance of shares of Common Stock upon conversion and the repayment of the remaining $218,750 principal balance, and no convertible promissory notes issued to Yorkville remain outstanding as of the date of this prospectus.

The SEPA provides that the Company may not issue or sell, and Yorkville may not purchase, shares of Common Stock that, when aggregated with all other shares of Common Stock then beneficially owned by Yorkville and its affiliates, would result in Yorkville beneficially owning more than 4.99% of the outstanding Common Stock. In addition, under applicable Nasdaq rules and the terms of the SEPA and the Yorkville Note, in no event may the Company issue to Yorkville shares of Common Stock in excess of 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the SEPA (the “Exchange Cap”), unless the Company obtains stockholder approval to issue shares in excess of the Exchange Cap in accordance with applicable Nasdaq rules. On December 18, 2024, at the Company’s 2024 annual meeting of stockholders, the Company’s stockholders approved, for purposes of Nasdaq Listing Rule 5635(d), the issuance of up to $20,000,000 of securities in connection with the SEPA, and as a result the Exchange Cap does not limit issuances under the SEPA up to that amount. As of the date of this prospectus, the Company has issued an aggregate of 435,896 shares of Common Stock to Yorkville under the SEPA and the Yorkville Note (including the Commitment Shares). See “Risk Factors.”

The SEPA automatically terminates on the earlier of (i) December 1, 2027 and (ii) the date on which the Company shall have made full issuances of Advances pursuant to the SEPA. The Company may terminate the SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of Common Stock remain to be issued. The foregoing summary is qualified in its entirety by reference to the SEPA and the Registration Rights Agreement, copies of which are incorporated by reference as exhibits to the Registration Statement.

The Committed Equity Forward Purchase Agreement

In addition to the SEPA, on May 29, 2026 we entered into a Committed Equity Forward Purchase Agreement (the “Purchase Agreement”) with Translucent Matter Inc., a British Virgin Islands company (the “CEFPA Purchaser”), under which we may, in our sole discretion, sell to the CEFPA Purchaser up to $50.0 million of shares of Common Stock from time to time over an 18-month commitment period, subject to the terms and conditions of the Purchase Agreement. Draws are subject to minimum and maximum amounts per draw, a price floor, an exchange cap of 19.99% of our outstanding Common Stock (absent shareholder approval in accordance with the rules of the Nasdaq Stock Market), and a beneficial ownership limitation. The purchase price for shares sold in each draw is at a discount to the volume-weighted average price of our Common Stock over a pricing period for that draw.

The shares issuable under the Purchase Agreement are being issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder, are subject to a contractual lock-up. We have granted the CEFPA Purchaser certain registration rights with respect to those shares. The SEPA and the Purchase Agreement are separate arrangements with different counterparties; this prospectus relates only to the resale of shares acquired or acquirable by Yorkville under the SEPA.

Smaller Reporting Company Status

We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. We may take advantage of certain scaled disclosure requirements available to smaller reporting companies for so long as (i) the market value of our voting and non-voting common equity held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenues are less than $100 million and such market value is less than $700 million.

THE OFFERING

Shares of Common Stock offered by the Selling Stockholder	Up to 3,819,349 shares of Common Stock (less any shares previously sold pursuant to the Original Registration Statement), consisting of (i) shares issued to and held by Yorkville and (ii) shares that we may elect to issue and sell to Yorkville from time to time under the SEPA.

Shares of Common Stock outstanding prior to this offering	51,431,493 shares of Common Stock as of June 15, 2026, before giving effect to any shares issuable to Yorkville pursuant to the SEPA after such date.

Shares of Common Stock outstanding after this offering	51,431,493 shares of Common Stock, assuming no further issuances to Yorkville under the SEPA after June 15, 2026. The number of shares of Common Stock outstanding will increase to the extent we elect to issue and sell additional shares to Yorkville under the SEPA. The actual number of shares we issue under the SEPA, if any, will depend on the timing and amount of our sales of Common Stock to Yorkville and the applicable purchase price, which is determined by reference to the market price of our Common Stock.

Terms of the Offering	Each Selling Stockholder will determine when and how it will dispose of any Shares registered under this prospectus for resale. Resales by Yorkville of any shares acquired under the SEPA may occur from time to time at prevailing market prices or at negotiated prices. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the resale of Shares by the Selling Stockholder. We may receive up to $20,000,000 in aggregate gross proceeds from sales of Common Stock we may elect to make to Yorkville under the SEPA, less amounts previously received. We intend to use any such proceeds for working capital and general corporate purposes. See “Use of Proceeds.”

The SEPA	On November 1, 2024, we entered into the Standby Equity Purchase Agreement (the “SEPA”) with Yorkville, pursuant to which we have the right, but not the obligation, to sell to Yorkville up to $20,000,000 of shares of Common Stock from time to time, subject to the terms and conditions of the SEPA, including a 4.99% beneficial ownership limitation. See “The Standby Equity Purchase Agreement.”

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus, and the other information included in or incorporated by reference into this prospectus, for a discussion of factors that you should consider carefully before buying our securities.

Trading Symbol	Our Common Stock is listed on the Nasdaq Global Market under the symbol “ZSQR.”

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all other information contained in this prospectus and in the documents incorporated herein by reference, including the financial statements and related notes, before making an investment decision. In particular, you should consider the risk factors and other information set forth in our Current Report on Form 8-K filed with the SEC on April 30, 2026, as amended, which contains a description of our business and risk factors relating to the combined company following the Business Combination, and in our subsequent filings with the SEC, each of which is incorporated by reference into this prospectus.

The risks described below and in the documents incorporated by reference are not the only risks we face. The risk factors set forth below summarize certain of the principal risks of an investment in our Common Stock; additional risks relating to digital asset mining, cryptocurrency markets, the regulation of digital assets, and our business and operations are described in the documents incorporated by reference into this prospectus, including our Current Report on Form 8-K filed on April 30, 2026, as amended, and you should read those risk factors together with the risk factors set forth below. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

Risks Related to This Offering and the SEPA

We will not receive any proceeds from the resale of Shares by the Selling Stockholder.

We will not receive any proceeds from the resale of Shares by the Selling Stockholder. All of the Shares offered under this prospectus are being offered by the Selling Stockholder for their own account. We may, however, receive up to $20.0 million in aggregate gross proceeds from sales of Common Stock that we may elect to make to Yorkville from time to time under the SEPA, less the aggregate amount of any advances offset against the outstanding balance of the Promissory Note. We intend to use any such proceeds for working capital and general corporate purposes. See “Use of Proceeds.”

It is not possible to predict the actual number of shares we will sell to Yorkville under the SEPA, or the actual gross proceeds resulting from those sales, and we may not have access to the full amount available under the SEPA.

We generally have the right to control the timing and amount of any sales of Common Stock to Yorkville under the SEPA, and the per-share purchase price is determined by reference to the market price of our Common Stock during the applicable pricing period. The number of shares ultimately issued to Yorkville, and the proceeds we receive, will depend on prevailing market prices and on the conditions to advances set forth in the SEPA, including the beneficial ownership limitation and the Exchange Cap. Because the market price of our Common Stock has declined substantially since the date of the SEPA, sales of the full remaining commitment amount may require the issuance of a number of shares exceeding the number registered for resale hereunder, in which case we would be required to register additional shares or forgo such sales. There is no assurance that we will be able to draw the full $20,000,000 available under the SEPA, and our going concern status, the trading price and volume of our Common Stock, and the conditions to Advances set forth in the SEPA may each limit our access to the SEPA.

Issuances of Common Stock to Yorkville under the SEPA will dilute the interests of existing stockholders, and resales by Yorkville may depress the market price of our Common Stock.

Any shares of Common Stock we sell to Yorkville under the SEPA will be issued at a discount to the prevailing market price and will dilute the ownership interests of existing stockholders. Yorkville may resell all, some, or none of the shares it acquires, and the resale by Yorkville of a substantial number of shares, or the perception that such resales may occur, could cause the market price of our Common Stock to decline and could impair our ability to raise capital through future sales of equity securities. Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the shares it acquires or may acquire under the SEPA.

The resale of a substantial number of Shares by the Selling Stockholder, or the perception that such resales may occur, could cause the market price of our Common Stock to decline.

This prospectus registers the resale of up to 3,819,349 Shares (less any shares previously sold under the Original Registration Statement), representing up to approximately 7.6% of our outstanding Common Stock as of June 15, 2026. The resale of these Shares into the public market, or the perception that such resales may occur, could increase the volatility of, and cause a significant decline in, the market price of our Common Stock.

Risks Related to Our Financial Condition and Going Concern

There is substantial doubt about our ability to continue as a going concern.

The report of our independent registered public accounting firm, Stephano Slack LLC, on the audited financial statements of OpCo, our accounting acquirer and predecessor for financial reporting purposes, as of and for the years ended December 31, 2025 and 2024, contains an explanatory paragraph expressing substantial doubt about the ability to continue as a going concern. Because the Business Combination is accounted for as a reverse merger with OpCo as the accounting acquirer, OpCo’s financial statements are our historical financial statements for periods prior to the Business Combination. OpCo was a development-stage enterprise that had not commenced principal operations or generated revenue prior to the Business Combination; as of December 31, 2025 it had an accumulated deficit of approximately $443 thousand and, for the year then ended, incurred a net loss of approximately $323 thousand. Coeptis, the legal registrant, reported an accumulated deficit of approximately $113,870,346 as of March 31, 2026 and a net loss of approximately $4,020,896 for the three months then ended, in each case on a standalone, pre-Business Combination basis. In the Business Combination, the historical accumulated deficit of Coeptis is eliminated for financial reporting purposes; on a pro forma combined basis giving effect to the Business Combination and the related transactions as if they had occurred on March 31, 2026, our accumulated deficit would have been approximately $519,699 thousand. These conditions raise substantial doubt about our ability to continue as a going concern. Following the Business Combination and our acquisition of the mining fleet, we will require substantial additional capital to fund the deployment and operation of our fleet, including under the SEPA and the Committed Equity Forward Purchase Agreement, under which up to $50,000,000 remains available, subject to the conditions set forth therein, and there can be no assurance that such financing will be available on acceptable terms. A failure to obtain sufficient capital could require us to reduce or cease operations. For the combined company’s financial position and results of operations giving effect to the Business Combination, see the unaudited pro forma condensed combined financial information incorporated by reference herein.

We will require substantial additional funding to finance our operations and growth.

We are an early-stage company with a limited history of generating revenue and expect that we will need to raise substantial additional capital to fund our continuing operations and execute our digital infrastructure strategy. Our ability to raise additional capital may be adversely affected by our going concern status, our limited operating history, the volatility of cryptocurrency markets, and general economic and capital markets conditions. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back, or discontinue our operations or other initiatives.

Risks Related to Our Operations

We are an early-stage company with limited operating history as a computing infrastructure or digital asset mining company.

OpCo was incorporated in Wyoming in December 2022 and has a limited history of digital asset mining operations. We have not yet demonstrated the ability to operate our mining hardware fleet at scale, achieve profitability, or execute our broader computing infrastructure strategy. Our management team has limited experience in the digital asset mining and computing infrastructure industries.

The prices of Dogecoin and Litecoin are highly volatile, and a sustained decline in cryptocurrency prices could make our mining operations unprofitable.

Our mining revenues are denominated in DOGE and LTC, which we intend to convert to fiat currency or stablecoins promptly after receipt. Our breakeven DOGE price is estimated at approximately $0.13 per DOGE (accounting for LTC revenue credit under network conditions prevailing during April 18–27, 2026) and approximately $0.15 per DOGE on a DOGE-only basis. As of June 11, 2026, the most recent practicable date prior to the date of this prospectus, DOGE was trading at approximately $0.085 per DOGE, which was below our estimated breakeven. If DOGE and LTC prices remain below our breakeven for an extended period, we may not be able to fund operations or continue as a going concern.

The reward for mining Litecoin will decline over time as a result of “halving,” which may reduce our mining revenues.

The Litecoin protocol reduces the block reward paid to miners by 50% at regular intervals of approximately every 840,000 blocks, or roughly every four years, in a process commonly referred to as “halving.” The most recent Litecoin halving occurred in August 2023, reducing the block subsidy from 12.5 LTC to 6.25 LTC, and the next halving is expected to occur on or around July 2027, at which time the subsidy is expected to decrease to 3.125 LTC. Because we engage in merged mining of Dogecoin and Litecoin, a reduction in the Litecoin block reward will reduce the LTC component of our mining revenue for the same expended hash rate. Although some market participants anticipate that reduced issuance may exert upward pressure on the price of Litecoin, there can be no assurance that any such price increase will occur or will be sufficient to offset the reduced block reward. Dogecoin is not subject to halving and has an unlimited supply. If the price of Litecoin does not increase sufficiently to compensate for reduced block rewards, our mining revenues, margins, and results of operations could be materially and adversely affected.

Because we engage in merged mining of Dogecoin and Litecoin, the security and reliability of the Dogecoin network depend on the Litecoin network, and disruptions to Litecoin could adversely affect our Dogecoin mining.

We mine Dogecoin and Litecoin simultaneously through merged mining, which uses the same Scrypt proof-of-work algorithm for both networks. As a result, the security of the Dogecoin network depends in significant part on the hash power contributed by Litecoin miners. A decline in Litecoin mining activity, or instability, security failures, or other disruptions affecting the Litecoin network, could weaken the security of the Dogecoin network and adversely affect our ability to mine Dogecoin. This interdependency creates a risk that adverse developments affecting Litecoin could have a ripple effect on Dogecoin, either or both of which could adversely affect our business and results of operations.

If a malicious actor obtains control of a majority of the processing power on the Dogecoin or Litecoin network, it could manipulate the blockchain in a manner that adversely affects us.

If a malicious actor or group obtains control in excess of 50% of the aggregate processing power, or hash rate, active on the Dogecoin or Litecoin network, it may be able to alter the blockchain by, among other things, excluding or modifying the ordering of transactions or “double-spending” digital assets, for so long as it maintains control. The Dogecoin and Litecoin networks may be more susceptible to such an attack than larger proof-of-work networks, and the interdependency created by merged mining may compound this risk. Any such attack, or the perception that one may occur, could undermine confidence in the affected network, reduce the value of the digital assets we mine and hold, and adversely affect our business, results of operations, and the value of our Common Stock.

We are entirely dependent on the Minting Dome Master Services Agreement for our hosting, power, and operational infrastructure.

All of our digital asset mining operations are hosted under a master services agreement (the “MSA”) with Minting Dome Inc., the exclusive provider of hosting services, electrical power at $0.088 per kWh, and operational infrastructure across all of our operating facilities. If the MSA is terminated or not renewed, or if Minting Dome is unable or unwilling to perform its obligations, we would lose access to our entire operating infrastructure.

Our ASIC mining hardware may become economically obsolete, and the valuation used to determine merger consideration assumed performance that differs from our actual fleet.

New-generation Scrypt miners are regularly introduced to the market, and our fleet’s proportional contribution to block rewards may decline. The valuation of the mining fleet used as a basis for determining the merger consideration — substantially in excess of the approximately $35.3 million historical carrying value at which the fleet is reflected in the pro forma financial information incorporated by reference herein — was calculated on the assumption that the 9,800 machines in the fleet perform at or near the level of Bitmain Antminer L9 units, while the actual fleet consists predominantly of L7 units that have been overclocked and firmware-optimized. If these optimization methods do not achieve the assumed performance or degrade over time, the actual economic value of the fleet may be materially lower than that valuation.

We depend on third-party mining pools, and increases in network difficulty may reduce our share of block rewards.

We operate within mining pools managed by third-party operators and pay pool fees estimated at up to approximately 4% of gross mining revenue. If a mining pool charges higher fees, changes its reward methodology, or fails to properly credit our contributed hash rate, our revenues could be adversely affected. In addition, the Dogecoin and Litecoin networks automatically adjust mining difficulty; if additional miners join the networks, difficulty will increase and our expected block rewards for the same hash rate will decline. We have no control over network difficulty.

Our digital assets held in custody are not insured by any government program.

Digital assets we hold in custody with Anchorage Digital Bank, National Association are not guaranteed by the custodian and are not subject to FDIC or SIPC insurance. The custodian maintains commercial crime insurance covering its clients collectively, which in the event of a large-scale loss event may be insufficient to fully compensate us. In addition, the loss, theft, or destruction of the private keys associated with our digital assets, or a cybersecurity breach affecting our custodian, could result in the permanent and irreversible loss of the affected digital assets.

The GEAR Therapeutics retained interest and the CHI option introduce structural uncertainty.

We retained our subsidiary GEAR Therapeutics, Inc. (“GEAR”). In connection with the Business Combination, Coeptis issued 1,000,000 shares of Common Stock to CHI and granted CHI an option to acquire GEAR for its fair market value, exercisable beginning October 24, 2026 for a period of 24 months. The ultimate disposition of GEAR introduces uncertainty into our consolidated balance sheet and results of operations.

Risks Related to Our Expansion Strategy

Our planned expansion into AI and high-density compute infrastructure will require access to large amounts of low-cost, reliable electric power, which we may be unable to secure on acceptable terms.

AI and high-density compute workloads are substantially more power-intensive than digital asset mining, and our publicly announced goal of developing approximately 100 MW of AI-ready inference capacity over an approximately 18-month period will require us to secure significant additional power capacity, interconnection rights, and grid access. We currently obtain power exclusively through the Minting Dome MSA at $0.088 per kWh, an arrangement negotiated for our existing mining operations and not for high-density compute or for the power generation capabilities our strategy contemplates. We have limited experience procuring or developing power generation assets, interconnection queues for new load can take years, and electricity costs and availability vary materially by region. If we cannot secure adequate power on commercially acceptable terms and on the timeline our strategy assumes, we may be unable to execute our expansion, and the capital we deploy toward it may not generate the returns we anticipate.

Our “acquire-and-convert” strategy depends on our ability to identify, finance, acquire, and successfully convert facilities to AI-ready infrastructure, and we may be unable to do so.

Our expansion strategy contemplates acquiring existing facilities, including digital asset mining sites, and converting them to support AI and high-density compute workloads. Converting a facility designed for mining to one capable of supporting high-density compute typically requires substantial capital expenditure for cooling, electrical, networking, and physical infrastructure, and the cost, time, and technical feasibility of any such conversion are uncertain. We have no operating history converting or operating data center infrastructure, and a converted facility may not attract customers, may not perform as expected, or may require capital in excess of our estimates. We may be unable to identify suitable acquisition targets at acceptable valuations, to finance acquisitions, or to integrate acquired businesses and assets, and any failure to do so could impair our ability to execute our strategy and adversely affect our results of operations.

We have no customers for AI or high-density compute services and no established commercial model for that business.

Our AI and high-density compute strategy assumes that we will be able to attract and retain customers for inference and related services. We have not entered into any customer contracts for AI or high-density compute services, have not established pricing, and face competition from large, well-capitalized incumbents with established customer relationships, greater scale, and lower costs of capital. The market for AI infrastructure is rapidly evolving and may not develop as we expect, and we can provide no assurance that we will generate meaningful revenue from this business.

The capital required to execute our expansion strategy is substantial and significantly exceeds our current resources, and the financing on which we are relying may be insufficient or unavailable.

Developing approximately 100 MW of AI-ready capacity and pursuing acquisitions will require capital substantially in excess of our current cash resources, particularly in light of the going-concern doubt described elsewhere in this prospectus. We have two committed equity arrangements available to us: the SEPA with Yorkville, under which we may sell up to $20.0 million of Common Stock, and the Committed Equity Forward Purchase Agreement with Translucent Matter Inc., under which we may sell up to $50.0 million of Common Stock. Our ability to draw under each is limited by the respective commitment amounts, by exchange caps of 19.99% of our outstanding Common Stock (absent shareholder approval), by beneficial ownership limitations, by minimum price floors, and by prevailing market prices, and we may be unable to access the full amount of either. If we cannot obtain additional financing on acceptable terms when needed, we may be required to delay, scale back, or abandon our expansion plans.

Sales of Common Stock under our committed equity arrangements will dilute existing stockholders and may depress the market price of our Common Stock.

We may issue and sell up to $20.0 million of Common Stock to Yorkville under the SEPA and up to $50.0 million of Common Stock to Translucent Matter under the Committed Equity Forward Purchase Agreement, in each case at a discount to prevailing market prices. The number of shares issuable is not fixed and will depend on the prices at which we draw; declines in our share price will require us to issue more shares to raise a given amount, increasing dilution. Sales by the purchasers of the shares they acquire, or the perception that such sales may occur, could cause the market price of our Common Stock to decline. Shares issued under the Committed Equity Forward Purchase Agreement are subject to a nine-month contractual lock-up from each issuance date, after which they may be resold, including pursuant to registration rights we have granted. The shares issuable under the Committed Equity Forward Purchase Agreement are not being registered for resale under this prospectus.

Our committed equity arrangements contain price floors and termination provisions that may limit our ability to raise capital when we most need it.

Draws under the Committed Equity Forward Purchase Agreement are subject to an initial floor price; pricing-period days on which our Common Stock closes below the floor are excluded, and a draw is canceled entirely if all pricing-period days close below the floor, unless waived. Following three consecutive floor-canceled draws, the purchaser may reset the floor downward, subject to an absolute floor, or terminate the arrangement. Because these constraints are triggered precisely when our share price is depressed, we may be unable to access this financing during periods of market weakness, when our need for capital may be greatest.

Risks Related to BSG Series CM, LLC

BSG, our former principal stockholder, is a named defendant in SEC enforcement proceedings.

BSG, the entity from which we acquired our mining hardware fleet, beneficially owned approximately 80.73% of our outstanding Common Stock immediately following the closing of the Business Combination. On April 30, 2026, BSG distributed all of those shares pro rata, for no consideration, to its members and ceased reporting under Section 13(d). BSG is a defendant in Securities and Exchange Commission v. David Feingold, et al., Case No. 1:25-cv-20436-DPG (S.D. Fla.). Court orders in that action could restrict or modify the terms on which BSG’s former members may hold or dispose of our Common Stock or otherwise affect our capital structure. The shares distributed by BSG remain subject to the lock-up and leak-out restrictions under the AFSA, which by their terms apply to all transferees of BSG; the expiration or termination of those restrictions, or any modification thereof by court order, could result in a significant number of additional shares becoming available for sale in the public market.

Risks Related to Regulation and Legal Proceedings

Cryptocurrency mining is subject to evolving and uncertain regulatory treatment.

The legal and regulatory treatment of cryptocurrency mining is evolving rapidly. U.S. federal and state agencies, including the SEC, CFTC, FinCEN, IRS, and state banking and energy regulators, continue to develop their approaches to cryptocurrency and blockchain businesses. Regulation imposing taxes, restrictions, money services registration, anti-money-laundering obligations, or environmental requirements, or actions rendering DOGE or LTC a “security” subject to SEC registration requirements, could adversely affect our ability to operate.

We may be deemed an inadvertent investment company under the Investment Company Act of 1940, which could require us to register or to restructure our operations.

Under the Investment Company Act of 1940 (the “Investment Company Act”), a company may be deemed an investment company under Section 3(a)(1)(C) if the value of its investment securities exceeds 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. Depending on how the Dogecoin and Litecoin we hold are characterized, and as a result of our mining activities and any investments we hold, our investment securities could be deemed to exceed that threshold, in which case we could be deemed an inadvertent investment company. While we do not believe the Dogecoin or Litecoin we hold are securities and do not believe we are an investment company, the SEC or a court could disagree. We may seek to rely on Rule 3a-2 under the Investment Company Act, which affords an inadvertent investment company a one-year grace period, but that exclusion is available no more than once every three years and may require us to take actions, such as acquiring or liquidating assets, that are disadvantageous to us. If we were required to register as an investment company and failed to do so, we would be required to cease substantially all of our business activities and our contracts could become voidable, and registration would subject us to substantial additional regulation and expense. Any of the foregoing could have a material adverse effect on our business, financial condition, and results of operations.

We may be required to register as a money services business or money transmitter, which could impose substantial compliance costs.

If our activities cause us to be deemed a money services business under regulations promulgated by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”) under the U.S. Bank Secrecy Act, we may be required to register with FinCEN and to implement anti-money-laundering programs, make certain reports, and maintain certain records. Similarly, if our activities cause us to be deemed a money transmitter or equivalent under the laws of any state in which we operate, we may be required to obtain a license or otherwise register and comply with state regulatory requirements. Compliance with any such federal or state requirements could result in extraordinary, non-recurring expenses, and a failure to comply could subject us to fines, penalties, or other governmental action, or could require us to cease certain operations.

Banks and financial institutions may decline to provide services to businesses engaged in cryptocurrency-related activities, which could impair our ability to convert mined digital assets to fiat currency.

A number of companies engaged in cryptocurrency-related activities have been unable to obtain or maintain bank accounts and other financial services, and financial institutions have in some cases closed the accounts of, or discontinued services to, such businesses in response to compliance costs, regulatory concerns, or public pressure. If we are unable to obtain or maintain banking and other financial services, or if securities firms, clearing and settlement firms, exchanges, or the Depository Trust Company adopt policies that restrict dealings with cryptocurrency-related businesses, our ability to convert the Dogecoin and Litecoin we mine into fiat currency and to operate our business could be impaired, which could have a material adverse effect on our business, prospects, and results of operations.

Risks Related to the SkyCore Digital Acquisition

Our proposed acquisition of SkyCore may not close, and the related Series B financing has not been finalized.

On April 28, 2026, we entered into a binding letter of intent to acquire SkyCore Digital LLC. The acquisition is subject to definitive documentation, customary due diligence, financing, and other conditions, and we expect to finance it in part through a Series B convertible preferred stock financing, the definitive terms of which have not been finalized. There is no assurance that the acquisition or the related financing will be consummated. Any Series B preferred stock, when issued, may have preferences and rights senior to those of our Common Stock, and any conversion of Series B preferred stock into Common Stock would dilute holders of our Common Stock.

Risks Related to Our Securities and Listing

Our management has limited experience operating a public company, and we may fail to maintain effective internal control over financial reporting.

Our current principal executive officer and principal financial officer were appointed on or about April 24, 2026 and have limited experience managing a public company. As disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, we are integrating accounting, treasury, custody, and operational systems into our internal control framework and may identify material weaknesses or significant deficiencies. If we fail to maintain effective internal control over financial reporting, our ability to accurately report our financial results may be impaired.

Our Common Stock may be delisted from the Nasdaq Global Market if we fail to maintain listing standards.

We are an early-stage company with significant accumulated deficits, and we cannot assure you that we will maintain compliance with all applicable Nasdaq listing standards. Delisting would reduce the trading market for our Common Stock and limit our ability to raise capital through equity offerings.

USE OF PROCEEDS

We will not receive any proceeds from the resale of Shares by the Selling Stockholder pursuant to this prospectus. All of the Shares offered under this prospectus are being offered by the Selling Stockholder for their own account.

We may receive up to $20,000,000 in aggregate gross proceeds from sales of Common Stock that we may elect to make to Yorkville pursuant to the SEPA from time to time after the date of this prospectus, less the aggregate amount of any advances made under the SEPA prior to the date of this prospectus. The actual proceeds we receive will depend on the number of shares we elect to sell, prevailing market prices, and the conditions to advances set forth in the SEPA, and may be substantially less than the maximum amount. Any proceeds we receive from sales of Common Stock to Yorkville under the SEPA will be used for general corporate purposes, which may include working capital and funding of our operations. We will have broad discretion in the application of any such proceeds.

The Selling Stockholder will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by them in disposing of their Shares, and we will bear all other costs, fees, and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accountants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock (other than the Spin-Out distribution), and we do not currently intend to pay any cash dividends on our Common Stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our Common Stock will be at the discretion of our board of directors and will depend on, among other factors, the terms of any outstanding preferred stock, our results of operations, financial condition, capital requirements, and contractual restrictions.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock may be sold by the Selling Stockholder under this prospectus. The Selling Stockholder may sell all or a portion of their Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at negotiated prices. See “Plan of Distribution.”

SELLING STOCKHOLDER

This prospectus relates to the offer and resale from time to time by the Selling Stockholder of up to 3,819,349 Shares (less any shares previously sold under the Original Registration Statement, which previously sold shares are not covered hereby), consisting of (i) shares of Common Stock issued to and held by Yorkville as of the date of this prospectus, including the Commitment Shares, shares issued pursuant to advances under the SEPA, and shares issued upon conversion of convertible promissory notes issued to Yorkville, and (ii) shares of Common Stock that we may issue and sell to Yorkville from time to time pursuant to the SEPA after the date of this prospectus, and (iii) shares of Common Stock held directly or indirectly by the other Selling Stockholder named below. We are registering the Shares to permit the Selling Stockholder to offer them for resale from time to time. See “Plan of Distribution.”

Yorkville is a fund managed by Yorkville Advisors Global, LP (“Yorkville Advisors”). Yorkville Advisors Global II, LLC is the general partner of Yorkville Advisors. Investment decisions for Yorkville are made by Mr. Mark Angelo. The business address of Yorkville is 1012 Springfield Avenue, Mountainside, New Jersey 07092. Yorkville acquired, and may in the future acquire, securities from us in capital-raising transactions, including under the SEPA and the related convertible promissory notes, and is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the shares of Common Stock it acquires or may acquire under the SEPA.

The following table sets forth, with respect to each Selling Stockholder, (i) the number of shares of Common Stock beneficially owned prior to this offering, (ii) the maximum number of Shares that may be offered for resale by the Selling Stockholder under this prospectus, and (iii) the number of shares of Common Stock to be beneficially owned by the Selling Stockholder assuming the sale of all of the Shares offered hereby. The information in the table is based on information supplied to us by or on behalf of the Selling Stockholder and is current as of June 15, 2026. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and the percentages of beneficial ownership are based on 51,431,493 shares of Common Stock outstanding as of June 15, 2026. In calculating Yorkville’s beneficial ownership, shares issuable under the SEPA are subject to the 4.99% beneficial ownership limitation described under “Prospectus Summary — The Standby Equity Purchase Agreement.” Each Selling Stockholder may sell some, all, or none of its Shares. We do not know how long the Selling Stockholder will hold the Shares before selling them, and, except as described in this prospectus, we currently have no agreements, arrangements, or understandings with the Selling Stockholder regarding the sale of any of the Shares.

Except as set forth in the footnotes to the table below or as otherwise disclosed in this prospectus, the Selling Stockholder has neither held any position or office with, nor had any material relationship with, us or any of our predecessors or affiliates within the past three years, other than as a holder of our securities and, in the case of Yorkville, as a party to the SEPA and the related convertible promissory notes and Registration Rights Agreement.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering	Maximum Number of Shares to be Offered Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After the Offering (Number / Percent)
YA II PN, LTD. (1)	-	3,819,349	-

(1)	Yorkville may not acquire shares of Common Stock pursuant to the SEPA to the extent that, after giving effect to such acquisition, Yorkville and its affiliates would beneficially own more than 4.99% of the outstanding Common Stock. As a result of the stockholder approval obtained on December 18, 2024, the Exchange Cap described under ‘Prospectus Summary — The Standby Equity Purchase Agreement’ does not limit issuances under the SEPA. Yorkville Advisors Global, LP is the investment manager of Yorkville, and Yorkville Advisors Global II, LLC is its general partner. Mr. Mark Angelo makes the investment decisions on behalf of Yorkville. The business address of Yorkville is 1012 Springfield Avenue, Mountainside, New Jersey 07092.

PLAN OF DISTRIBUTION

We are registering the resale of the Shares to permit the resale of the Shares by the Selling Stockholder from time to time after the date of this prospectus. We will not receive any proceeds from the resale of the Shares by the Selling Stockholder. We may, however, receive up to $20.0 million in aggregate gross proceeds from sales of Common Stock that we may elect to make to Yorkville under the SEPA, less the aggregate amount of any advances offset against the outstanding balance of the Promissory Note. See “The Standby Equity Purchase Agreement” and “Use of Proceeds.”

The Shares being offered by this prospectus consist of shares of Common Stock that we have issued or may issue to YA II PN, Ltd. (“Yorkville”) under the Standby Equity Purchase Agreement, dated November 1, 2024 (the “SEPA”). For additional information regarding the SEPA, see “The Standby Equity Purchase Agreement.”

The Shares may be sold or distributed from time to time by Yorkville directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The Shares may be sold by one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Common Stock;

●	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act in connection with the resale of the Shares. Any broker-dealers or agents that are involved in selling the Shares may also be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the Shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. As an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, Yorkville will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain liabilities and statutory restrictions, including under Rule 10b-5 and Regulation M under the Exchange Act.

We know of no existing arrangements between Yorkville and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the Shares, except as described in this prospectus and in the SEPA.

Brokers, dealers, underwriters, or agents participating in the distribution of the Shares may receive compensation in the form of commissions, discounts, or concessions from Yorkville and/or from the purchasers of the Shares for whom such broker-dealers may act as agent. The compensation paid to any particular broker-dealer may be less than or in excess of customary commissions. We will not receive any of the proceeds from the resale of the Shares. Yorkville has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Shares.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of Shares by Yorkville, including the names of any brokers, dealers, underwriters, or agents participating in the distribution of such Shares, any compensation paid by Yorkville to any such brokers, dealers, underwriters, or agents, and any other required information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We will pay all expenses incident to the registration of the Shares, including, without limitation, registration and filing fees, Nasdaq fees, and the fees and expenses of our counsel and our independent registered public accountants. Yorkville will bear all underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses, if any, incurred by it in disposing of the Shares. We estimate that the total expenses of the offering will be approximately $20,000.

Under the terms of the SEPA, Yorkville has agreed that, during the term of the SEPA, neither Yorkville nor any of its affiliates will engage in any short sales of our Common Stock, subject to limited exceptions for shares Yorkville is obligated to purchase under a pending advance notice but has not yet received. We have advised Yorkville that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Yorkville, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Shares.

This offering will terminate on the date that all Shares offered by this prospectus have been sold by Yorkville, or such earlier date on which the registration statement of which this prospectus forms a part is no longer effective or available for use.

Our Common Stock is listed on the Nasdaq Global Market under the symbol “ZSQR.” On June 12, 2026, the closing price of our Common Stock was $10.92 per share.

DESCRIPTION OF SECURITIES

The Shares offered by this prospectus are shares of our Common Stock, par value $0.0001 per share. As of June 15, 2026, we had 51,431,493 shares of Common Stock and no shares of preferred stock issued and outstanding, and our authorized capital stock consisted of 150,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. For a description of our capital stock, see “Description of Capital Stock” in our Current Report on Form 8-K filed with the SEC on April 30, 2026, which is incorporated by reference into this prospectus, and our Amended and Restated Certificate of Incorporation, as amended, and Second Amended and Restated Bylaws, which are filed or incorporated by reference as exhibits to the Registration Statement. See “Incorporation of Certain Information by Reference.” Continental Stock Transfer & Trust Company is the transfer agent and registrar for our Common Stock.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Zarif Law Group P.C., Asbury Park, New Jersey.

EXPERTS

The consolidated financial statements of Z Squared OpCo Inc. as of December 31, 2025 and 2024, and for each of the years then ended, incorporated by reference in this prospectus from our Current Report on Form 8-K/A, have been audited by Stephano Slack LLC, an independent registered public accounting firm, as set forth in its report thereon (which report contains an explanatory paragraph expressing substantial doubt about the ability of Z Squared OpCo Inc. to continue as a going concern). Such consolidated financial statements are incorporated by reference herein in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC under File No. 001-39669 (CIK: 1759186). The SEC maintains a website that contains reports, proxy and information statements, and other information about issuers, such as us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.zsquaredinc.com. There we make available, free of charge, through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

This prospectus is part of the Registration Statement that we filed with the SEC. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to the Registration Statement. The Registration Statement, its exhibits, and the documents incorporated by reference into this prospectus and their exhibits all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or document. You may inspect a copy of the Registration Statement and its exhibits through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus is part of a registration statement on Form S-1 prepared in accordance with General Instruction VII of Form S-1. We incorporate by reference into this prospectus and the Registration Statement the documents listed below (in each case, excluding any information contained therein to the extent “furnished” and not “filed”) that we have filed with the SEC under File No. 001-39669 (CIK 0001759186):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 19, 2026 (the “2025 Form 10-K”);

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 15, 2026 (the “Q1 2026 Form 10-Q”);

●	our Current Report on Form 8-K filed with the SEC on April 30, 2026, and Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on June 1, 2026, in each case reporting the Business Combination and related transactions and including the description of our business, the audited consolidated financial statements of Z Squared OpCo Inc. as of and for the fiscal years ended December 31, 2025 and 2024 (together with the report of Stephano Slack LLC, including the going concern explanatory paragraph), the related management’s discussion and analysis, and the unaudited pro forma condensed combined financial information prepared in accordance with Article 11 of Regulation S-X giving effect to the Business Combination;

● our Current Reports on Form 8-K filed with the SEC on January 16, 2026, February 4, 2026, February 12, 2026, April 8, 2026, April 24, 2026, April 28, 2026, May 1, 2026, May 21, 2026, May 22, 2026, and June 4, 2026 (excluding, in each case, any information furnished under Item 2.02 or Item 7.01 and any related exhibits furnished under Item 9.01); and

●	the description of our securities set forth under the heading “Description of Capital Stock” in our Current Report on Form 8-K filed with the SEC on April 30, 2026, including any amendment or report filed for the purpose of updating that description.

Our 2025 Form 10-K describes the biopharmaceutical business conducted by the Company prior to the Business Combination, substantially all of which was contributed to Coeptis Holdings, Inc. and distributed to the Company’s stockholders in the Spin-Out, and includes the historical financial statements of Coeptis Therapeutics Holdings, Inc. As a result of the Business Combination, which is accounted for as a reverse merger under which Z Squared OpCo Inc. is the accounting acquirer, the operative business of the Company is the business of OpCo, and the historical financial statements of the Company are those of OpCo. Accordingly, the historical financial statements of Coeptis Therapeutics Holdings, Inc. and the related report of its independent registered public accounting firm included in the 2025 Form 10-K are modified and superseded for purposes of this prospectus, and you should rely on the information set forth in our Current Reports on Form 8-K filed April 30, 2026 and Form 8-K/A filed June 1, 2026, and our Q1 2026 Form 10-Q, each of which is incorporated by reference herein. To the extent any information in the 2025 Form 10-K is inconsistent with information in those later-filed documents, you should rely on the later-filed documents, which modify and supersede the 2025 Form 10-K.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Post-Effective Amendment and prior to effectiveness of this Post-Effective Amendment, and all such documents filed after the date of this prospectus and prior to the termination or completion of the offering of the Shares hereunder (in each case, excluding any information furnished rather than filed), shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed incorporated by reference shall be deemed modified or superseded to the extent that a statement contained herein or in any subsequently filed document modifies or supersedes such statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to: Z Squared Inc., Attn: Corporate Secretary, 550 South Andrews Ave., Suite 700, Fort Lauderdale, Florida 33301; telephone (954) 400-9994. These documents are also available through the SEC’s website at www.sec.gov and on our website at www.zsquaredinc.com.

Z SQUARED INC.

Up to 3,819,349 Shares of Common Stock

Offered by the Selling Stockholder

PROSPECTUS

June [●], 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not defined in this Part II have the meanings ascribed to them in the prospectus that forms a part of this Registration Statement.

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the offering described in this Registration Statement. All amounts are estimates other than the SEC registration fee, which was paid in connection with the original filing of the Original Registration Statement. No additional securities are being registered by this Post-Effective Amendment, and no additional registration fee is due.

SEC registration fee	Previously paid
Legal fees and expenses	$25,000
Accounting fees and expenses	$5,000
Printing and EDGAR fees	$5,000
Miscellaneous	$-
Total	$35,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the registrant’s certificate of incorporation, as amended to date, may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

The registrant’s certificate of incorporation limits directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability: for any transaction from which the director derives an improper personal benefit; for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; for any unlawful payment of dividends or redemption of shares; or for any breach of a director’s duty of loyalty to the corporation or its stockholders. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the registrant’s Bylaws provide that the registrant will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding. In addition, the registrant has entered into indemnification agreements with all of the registrant’s executive officers and directors. These agreements, among other things, require the registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities issued by the registrant (or, where indicated, by Z Squared OpCo Inc.) within the three years preceding the date of this Post-Effective Amendment that were not registered under the Securities Act. Except as otherwise noted, all share numbers reflect the 20-for-1 reverse stock split effected on December 30, 2024.

●	On or about April 24, 2026, Z Squared OpCo Inc. (formerly Z Squared Inc., a Wyoming corporation) issued 44,062,947 shares of OpCo common stock to BSG Series CM, LLC, a single accredited investor, in exchange for 9,800 ASIC mining machines pursuant to the Amended and Restated Asset-For-Share Exchange Agreement; in the Business Combination, such OpCo shares were converted into shares of the Company’s Common Stock, and BSG held 41,521,276 shares of the Company’s Common Stock immediately following the closing.

●	On or about April 24, 2026, the Company issued 1,000,000 shares of Common Stock to Coeptis Holdings, Inc. in connection with the retention of GEAR Therapeutics, Inc. and the related option arrangement.

●	On April 27, 2026, the Company issued 200,000 shares of Common Stock to Group 10 Holdings LLC pursuant to the Second Amendment to the Group 10 Holdings LLC consulting agreement.

●	On or about January 23, 2026, the Company entered into a Corporate Services Agreement with Moneta Advisory Partners, LLC providing for a milestone-based equity award.

●	Under the Standby Equity Purchase Agreement and related convertible notes with YA II PN, Ltd. (Yorkville), the Company issued 20,000 Commitment Shares (November 2024) and issued shares of Common Stock upon SEPA advances and note conversions, including 81,877 shares (January 2025), 165,000 shares (third quarter 2025), 60,000 shares (fourth quarter 2025), and 39,273 shares (first quarter 2026).

●	On August 16, 2023, the Company issued 200,000 shares of Common Stock to Deverra Therapeutics Inc. as partial consideration under the License Agreement and Asset Purchase Agreement.

●	In the October 2023 private placement, the Company issued 38,850 shares of Common Stock, Pre-Funded Warrants to purchase up to 61,150 shares, Series A Warrants to purchase up to 100,000 shares at $27.20 per share, and Series B Warrants to purchase up to 100,000 shares at $27.20 per share, for gross proceeds of $2,000,000, together with Placement Agent Warrants to purchase 6,000 shares at $28.00 per share.

●	In December 2023, the Company sold a pre-funded warrant to AMLS Holdings, LLC, which was exercised for 150,000 shares of Common Stock totalling gross proceeds of $1,200,000, and in February 2024 the Company sold a pre-funded warrant to Alamo Board Marketing, LLC, which was exercised for 300,000 shares of Common Stock totalling gross proceeds of $2,400,000.

●	In a private placement that closed in tranches between approximately June 2024 and February 6, 2025, the Company issued an aggregate of 10,000 shares of Series A Preferred Stock (stated value $1,000 per share) for aggregate gross proceeds of approximately $10,000,000; the offering included 250,000 shares of Common Stock issued to Christopher Calise, then a member of the Company’s Board of Directors, and 49,500 shares of Common Stock issued to CJC Investment Trust, an entity controlled by him. All 10,000 shares of Series A Preferred Stock converted into an aggregate of 1,250,000 shares of Common Stock during the year ended December 31, 2025.

●	Under the Company’s 2022 Equity Incentive Plan, the Company granted options to purchase Common Stock to officers, directors, employees, and consultants, including options for 67,875 shares (January 2023, average exercise price $32.60), 15,000 shares (October 2023, $21.40), 76,750 shares (January 2024, average $12.92), 120,000 shares (June 2024, $6.20), and 87,375 shares (March 2025, average $10.52), together with stand-alone options and service-provider warrants granted outside the plan, including 100,000-share warrants at $12.00 per share and a 100,000-share option at $5.72 per share (each January 2025).

●	During the year ended December 31, 2025, the Company issued an aggregate of 362,871 shares of Common Stock for services and 187,500 shares pursuant to an asset purchase agreement, and issued warrants for services valued at approximately $824,295. During the three months ended March 31, 2026, the Company issued 330,775 shares of Common Stock in connection with an investment and 437,000 shares upon the exercise of stock options.

●	From July 2025 to September 2025, the Company sold 436,467 shares of Common Stock in a private placement for $2,500,000 in cash and $2,500,000 in promissory notes, and in December 2025 sold 260,000 shares of Common Stock to two private investors for $3,120,000 in promissory notes.

As of the date of this Post-Effective Amendment, the Company has granted 233,066 restricted stock units at under its 2025 Incentive Compensation Plan that remain unvested and unsettled; no shares of Common Stock have been issued upon settlement of such restricted stock units.

The offers, sales, and issuances of the securities described above were made in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder, in each case as transactions by an issuer not involving any public offering. No underwriters were involved in these transactions, and the recipients represented their intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof.

Item 16. Exhibits.

Exhibit No.	Description
2.1**	Agreement and Plan of Merger, dated as of April 25, 2025, by and among Coeptis Therapeutics Holdings, Inc., CP Merger Sub, Inc., and Z Squared Inc. (incorporated by reference to Exhibit 2.1 in the Current Report on Form 8-K filed with the SEC on April 28, 2025).
2.2**	Limited Waiver and First Amendment to Merger Agreement, dated as of May 27, 2025 (incorporated by reference to Exhibit 2.2 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on June 26, 2025).
2.3**	Limited Waiver and Second Amendment to Merger Agreement, dated as of June 10, 2025 (incorporated by reference to Exhibit 2.3 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on June 26, 2025).
2.4**	Limited Waiver and Third Amendment to Merger Agreement, dated as of June 20, 2025 (incorporated by reference to Exhibit 2.4 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on June 26, 2025).
2.5**	Limited Waiver and Fourth Amendment to Merger Agreement, dated as of August 17, 2025 (incorporated by reference to Exhibit 2.5 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on September 12, 2025).
2.6**	Limited Waiver and Fifth Amendment to Merger Agreement, dated as of September 10, 2025 (incorporated by reference to Exhibit 2.6 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on September 12, 2025).
2.7**	Limited Waiver and Sixth Amendment to Merger Agreement, dated as of September 30, 2025 (incorporated by reference to Exhibit 2.7 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on October 3, 2025).
3.1	Amended and Restated Certificate of Incorporation of Z Squared Inc. (formerly Coeptis Therapeutics Holdings, Inc.) (incorporated by reference to Exhibit 3.1 in the Current Report on Form 8-K filed with the SEC on November 3, 2022).
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation Coeptis Therapeutics Holdings, Inc. dated December 26, 2024 (incorporated by reference to Exhibit 99.1 in the Current Report on Form 8-K filed with the SEC on December 27, 2024).
3.3	Amendment to Amended and Restated Certificate of Incorporation of Z Squared Inc. (incorporated by reference to Exhibit 3.2 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
3.4	Second Amended and Restated Bylaws of Z Squared Inc. (incorporated by reference to Exhibit 3.3 in the Quarterly Report on Form 10-Q filed with the SEC on May 15, 2026).
3.5	Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock (incorporated by reference to Exhibit 99.1 in the Current Report on Form 8-K filed with the SEC on June 20, 2024).
5.1*	Opinion of Zarif Law Group P.C.
10.1 †	Employment Agreement between Coeptis Therapeutics, Inc. (now known as Z Squared Inc.) and David Mehalick (incorporated by reference to Exhibit 4.1 in the Current Report on Form 8-K filed with the SEC on February 25, 2022).
10.2	Standby Equity Purchase Agreement, dated November 1, 2024, between Coeptis Therapeutics Holdings, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on November 6, 2024).
10.3	Form of Convertible Promissory Note issued to YA II PN, Ltd. (incorporated by reference to Exhibit 10.2 in the Current Report on Form 8-K filed with the SEC on November 6, 2024).
10.4	Registration Rights Agreement, dated November 1, 2024, between Coeptis Therapeutics Holdings, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.3 in the Current Report on Form 8-K filed with the SEC on November 6, 2024).
10.5	Convertible Promissory Note issued to YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on January 24, 2025).
10.6	Form of Voting Agreement, dated as of April 25, 2025, by and among Z Squared Inc. and certain stockholders of Coeptis (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on April 28, 2025).
10.7	Amended and Restated Asset-For-Share Exchange Agreement, dated June 24, 2025, between BSG Series CM, LLC and Z Squared Inc. (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.8 †	Employment Agreement by and between Z Squared Inc. and Michelle Burke dated June 25, 2025 (incorporated by reference to Exhibit 10.13 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.9	Master Services Agreement between Minting Dome Inc. and Z Squared Inc., dated July 26, 2025 (incorporated by reference to Exhibit 10.25 in the Registration Statement on Form S-4 (File No. 333-288329) filed with the SEC on June 26, 2025).
10.10	Master Custody Services Agreement between Anchorage Digital Bank, National Association and Z Squared Inc., dated August 14, 2025 (incorporated by reference to Exhibit 10.24 in the Registration Statement on Form S-4/A (File No. 333-288329) filed with the SEC on October 3, 2025).

10.11 #	Investor Relations Consulting Agreement, dated December 8, 2025, by and between Z Squared Inc. and MZHCI, LLC (incorporated by reference to Exhibit 10.4 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.12 †	Z Squared Inc. 2025 Incentive Compensation Plan (incorporated by reference to Annex C in the Registration Statement on Form S-4/A (File No. 333-288329) filed with the SEC on December 22, 2025).
10.13	Corporate Services Agreement, dated as of January 23, 2026, by and between Z Squared Inc. and Moneta Advisory Partners, LLC (including the Milestone-Based Equity Award Schedule attached as Exhibit B thereto) (incorporated by reference to Exhibit 10.3 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.14	First Amendment to the Amended and Restated Asset-For-Share Exchange Agreement, dated February 10, 2026 (incorporated by reference to Exhibit 10.2 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.15	Marketing Services Agreement, dated February 24, 2026, by and between Z Squared Inc. and Fulcrum New Amsterdam LLC (d/b/a Retail Sparks) (incorporated by reference to Exhibit 10.5 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.16	Second Amendment to the Amended and Restated Asset-For-Share Exchange Agreement, dated April 23, 2026 (incorporated by reference to Exhibit 10.3 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.17	Indemnification Agreement by and between Z Squared Inc. and David Halabu (incorporated by reference to Exhibit 10.6 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.18	Indemnification Agreement by and between Z Squared Inc. and Adam Sohn (incorporated by reference to Exhibit 10.7 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.19	Indemnification Agreement by and between Z Squared Inc. and Bryan Fuerst (incorporated by reference to Exhibit 10.8 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.20	Indemnification Agreement by and between Z Squared Inc. and Kenneth Cooper (incorporated by reference to Exhibit 10.9 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.21	Indemnification Agreement by and between Z Squared Inc. and Michelle Burke (incorporated by reference to Exhibit 10.10 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.22	Indemnification Agreement by and between Z Squared Inc. and Brian Cogley (incorporated by reference to Exhibit 10.11 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
10.23 †	Amended and Restated Executive Employment Agreement, dated April 27, 2026, by and between Z Squared Inc. and David Halabu (incorporated by reference to Exhibit 10.6 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.24 †	Amended and Restated Executive Employment Agreement, dated April 27, 2026, by and between Z Squared Inc. and Brian Cogley (incorporated by reference to Exhibit 10.7 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.25 †	Executive Employment Agreement, dated April 27, 2026, by and between Z Squared Inc. and Ryan Schadel (incorporated by reference to Exhibit 10.8 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.26	Binding Letter of Intent, dated April 28, 2026, by and among Z Squared Inc., MN Data Centers JV LLC, and Claw Holdings, LLC (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.27	Committed Equity Forward Purchase Agreement, dated as of May 29, 2026, between Z Squared Inc. and LucentHash / Data Part Capital (incorporated by reference to Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on June 4, 2026).
10.28 †	Form of Independent Director Agreement (incorporated by reference to Exhibit 10.9 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.29 †	Z Squared Inc. Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.10 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.30 †	Form of Stock Option Award Agreement under the Z Squared Inc. 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 10.12 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.31 †	Form of Restricted Stock Unit Award Agreement under the Z Squared Inc. 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 10.13 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
10.32 †	Form of Restricted Stock Award Agreement under the Z Squared Inc. 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 10.14 in the Current Report on Form 8-K filed with the SEC on May 1, 2026).
21.1	Subsidiaries of Z Squared Inc. (incorporated by reference to Exhibit 21.1 in the Current Report on Form 8-K filed with the SEC on April 30, 2026).
23.1*	Consent of Zarif Law Group P.C. (included in Exhibit 5.1).
23.2*	Consent of Stephano Slack LLC, independent registered public accounting firm.
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107*	Filing Fee Table computed pursuant to Rule 457 based on the aggregate offering price of the Shares registered hereby.

*	Filed herewith.

**	Schedules and exhibits omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

†	Indicates a management contract or compensatory plan, contract, or arrangement.

#	Certain information contained in this exhibit, marked by brackets or asterisks, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. The registrant hereby agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i), (a)(ii), and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That, for purposes of determining any liability of the registrant under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on June 16 2026.

Z SQUARED INC.

By:	/s/ David Halabu
Name:	David Halabu
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. David Halabu and Brian Cogley, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Halabu	Chief Executive Officer and Director	June 16, 2026
David Halabu	(Principal Executive Officer)

/s/ Brian Cogley	Chief Financial Officer	June 16, 2026
Brian Cogley	(Principal Financial and Accounting Officer)

/s/ Adam Sohn	Director	June 16, 2026
Adam Sohn

/s/ Bryan Fuerst	Director	June 16, 2026
Bryan Fuerst

/s/ Kenneth Cooper	Director	June 16, 2026
Kenneth Cooper